PURCHASE AGREEMENT
                           HARDING, LOEVNER FUNDS, INC.

	   Harding, Loevner Funds, Inc. (the "Fund"), an open-end management investment company, and David R. Loevner (the "Purchaser"), intending to be legally bound, hereby agree as follows:

   	1. In order to provide the Fund on behalf of its Emerging Markets Portfolio (the "Portfolio") with its initial capital, the Fund hereby sells to Purchaser and Purchaser purchases 1 share of the Portfolio, par value $0.001 per share, at a price of $10.00 per share. The Fund hereby acknowledges receipt from Purchaser of funds in the amount of $10.00 in full payment for 1 Share of the Portfolio.

   	2. Purchaser represents and warrants to the Fund that the shares are being acquired for investment and not with a view to distribution thereof.

   	3.	IN WITNESS WHEREOF, the parties have executed this agreement as of the 14th day of October, 1996.



                                    						HARDING, LOEVNER FUNDS, INC.

                                    						By:  ____________________________
                                      						  	William E. Vastardis
                                        							Secretary

                                    						PURCHASER

                                    						By: _____________________________
			                                 			      	David R. Loevner